Exhibit 99.1
BMP Sunstone Compliance Receives Nasdaq Notice
PLYMOUTH MEETING, Pa., May 1 /PRNewswire-Asia-FirstCall/ — BMP Sunstone Corporation (Nasdaq: BJGP - News; “BMP Sunstone” or the “Company”) today announced that on April 29, 2009, it received a letter from the staff of The Nasdaq Stock Market LLC indicating that the Company had violated the shareholder approval rules under Listing Rule 5635(d)(2) in connection with the Company’s sale of 574,687 units, each consisting of two shares of the Company’s common stock and one warrant, on February 13, 2009; $7,000,000 of 12.5% subordinated convertible notes on March 13, 2009; and $6,350,000 of 12.5% secured convertible notes on March 16, 2009.
The Company regained compliance after amending the terms of the 12.5% subordinated convertible notes, and its related indenture, so that the subordinated convertible notes may not be converted into the Company’s common stock in violation of Listing Rule 5635(d)(2). As a result, the staff of The Nasdaq Stock Market LLC determined that the Company has regained compliance and that, with this press release, the matter is now closed.
About BMP Sunstone Corporation
BMP Sunstone Corporation is a specialty pharmaceutical company that is building a proprietary portfolio of branded pharmaceutical and healthcare products in China. Currently this portfolio includes eight products under exclusive multi-year licenses for China, primarily focused on women’s health and pediatrics. The Company also owns Sunstone Pharmaceutical Co. Ltd., which manufactures leading pediatric and women’s health products, including two of China’s most recognized brands, “Hao Wawa” and “Confort,” sold through approximately 120,000 pharmacies in China. The Company also provides pharmaceutical distribution services through its subsidiaries in Beijing and Shanghai, and through its affiliate, Guangzhou Pharmaceuticals Corp. The Company has its main office in Beijing, with a US office in Plymouth Meeting, PA. For more information, please visit www.bmpsunstone.com.
Contact
Integrated Corporate Relations, Inc.
Ashley M. Ammon and Christine Duan
203-682-8200 (Investor Relations)